Exhibit 99.1

Netflix Announces Proposed $400 Million Offering of Senior Notes

LOS GATOS, CA, January 29, 2013 — Netflix, Inc. (Nasdaq: NFLX) today announced that it intends to offer, subject to market and other considerations, $400 million aggregate principal amount of senior notes due 2021 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The interest rate, redemption provisions and other terms of the Notes will be determined by negotiations between Netflix and the initial purchasers.

Netflix will use approximately $225 million of the net proceeds from this offering to redeem its outstanding 8.50% senior notes due 2017, including expenses associated with such redemption, pursuant to the make-whole provision in the indenture governing such notes and intends to use the remaining net proceeds for general corporate purposes, including capital expenditures, investments, working capital and potential acquisitions and strategic transactions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

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